Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

OFA Group

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.001 per share	Other	35,000,000	$.665	$23,275,000	0.00013810	$3,214.28
	Total Offering Amounts					$23,275,000		$3,214.28
	Total Fee Offsets							$0
	Net Fee Due							$3,214.28

(1)

Represents up to 35,000,000 Class A Ordinary Shares issuable upon conversion of the Preferred Shares which the Registrant has issued or may issue to Greentree and TriCore from time to time, in accordance with that certain purchase agreement by and between the Registrant and the Selling Shareholders dated as of October 29, 2025 (the “Purchase Agreement”).

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable pursuant to the Purchase Agreement by reason of any non-cash dividend, share split, reverse share split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(2)	Estimated pursuant to Rules 457(c) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Capital Market on December 30, 2025, which date is within five business days prior to the filing of this registration statement.